Exhibit 10.1
BRANDYWINE REALTY TRUST
PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the attached Award Certificate (the “Award Certificate”) is made by and between Brandywine Realty Trust (the “Company”) and the individual named on the Award Certificate (the “Participant”). The Award Certificate is included with and made part of this Agreement. In this Agreement and the Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Brandywine Realty Trust 2023 Long-Term Incentive Plan (the “Plan”), except as herein defined.
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Achievement Percentage” means the “Percentage of Component Earned” specified with respect to the “Threshold,” “Target” and “Maximum” levels for each Performance Component, or a percentage determined using linear interpolation if actual performance falls between any two specified levels. In the event that actual performance does not meet the “Threshold” level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.
(b)“Change in Control” has the meaning defined in the Plan, provided that such event is also a “change in control event” as defined in Section 409A of the Code and related regulations.
(c)“Change in Control Date” means the date that a Change in Control is consummated.
(d)“CIC Performance Period” means the period beginning on the Effective Date and ending with the Change in Control Date.
(e)“Deferred Compensation Plan” means the Brandywine Realty Trust Executive Deferred Compensation Plan, as in effect from time to time.
(f)“Index” means the FTSE NAREIT Equity Office Index (as it may be renamed from time to time) or, in the event such index shall cease to be published, such other index as the Committee shall determine to be comparable thereto. The component members of the Index will be fixed as of the first day of the Performance Period, notwithstanding any subsequent changes to the Index made by the FTSE (or other party composing the Index); provided that companies that cease to be publicly traded during that Performance Period will be deleted from the Index and disregarded.
(g)“Performance Components” means the performance criteria applicable to the Award, as described on the Award Certificate.
(h)“Performance Period” means the period beginning January 1, 2025 and ending December 31, 2027.
(i)“PRSUs” means Restricted Stock Units granted hereunder.

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(j)“Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” applicable to such Performance Component.
(k)“Retirement” means a Retirement Eligible Participant’s separation from service with the Company, other than due to his or her death or at a time that Cause exists.
(l)“Retirement Eligible” means Participant has attained at least age fifty-seven (57) and completed at least fifteen (15) years of continuous full-time service with the Company.
(m)“rTSR” means, with respect to any specified period, the Company’s TSR relative to the TSR of the other companies in the Index.
(n)“Share Value” means, with respect to the Company or any other member of the Index, the average of the closing prices of one common share on the principal market or quotation system on which those shares are traded for (i) the ten trading days immediately prior to the applicable period (for purposes of determining Share Value at the start of an applicable period); or (ii) the ten consecutive trading days ending with the last day of the applicable period (for purposes of determining Share Value on the last day of the Performance Period or Change in Control Date, as applicable).
(o)“Target Award Amount” means, in respect of the Award, the number of PRSUs listed as the “Target Award Amount” on the Award Certificate, subject to adjustment in accordance with the Plan and this Agreement (including, without limitation, in accordance with Section 5 hereof).
(p)“TSR” means, with respect to the Company or another member of the Index, the quotient of (i) the difference between the Share Value as of the last day of the applicable period and the Share Value at the start of the applicable period, plus any dividends paid during that period (which will each be deemed reinvested on the payment date), divided by (ii) the Share Value at the start of the applicable period.
(q)“TSR Performance Period” means the period beginning on the Effective Date and ending December 31, 2027.
2.Grant of PRSUs. As of the Effective Date and pursuant to the Plan, the Company hereby grants to Participant this Award of PRSUs, subject to the restrictions and on the terms and conditions set forth in this Agreement and the Plan. Each PRSU, once vested, represents an unfunded, unsecured right of Participant to receive one Share at a specified time, subject to Section 9 of the Award Certificate. The PRSUs will become vested, and Shares will be issued in respect of vested PRSUs, as set forth in the Award Certificate.
3.Beneficiary Designation.
(a)Each Participant shall designate the person(s) as the beneficiary(ies) to whom Participant’s Shares shall be delivered in the event of Participant’s death prior to the delivery of the Shares to him or her. Each beneficiary designation shall be effective only when filed with the Company during Participant’s lifetime.
(b)Any beneficiary designation may be changed by a Participant without the consent of any previously designated beneficiary or any other person by the filing of a

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new beneficiary designation with the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.
(c)If any Participant fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Participant predeceases Participant, the Committee shall direct such Participant’s Shares to be delivered to Participant’s surviving spouse or, if Participant has no surviving spouse, then to Participant’s estate.
4.Delivery to Guardian. If Shares are issuable under this Agreement to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Committee may direct the delivery of the Shares to the guardian, legal representative, or person having the care and custody of the minor, incompetent or incapable person. The Committee may require proof of incompetence, minority, incapacity or guardianship as the Committee may deem appropriate prior to the delivery. The delivery shall completely discharge the Committee, the Trustees and the Company from all liability with respect to the Shares delivered.
5.Dividend Equivalent Rights. This Award includes a dividend equivalent feature. If the Company pays a cash dividend or distribution with respect to its Shares while this Award is outstanding and before the end of the Performance Period, the Target Award Amount will be increased a number of additional PRSUs determined by dividing (i) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the Target Award Amount on the dividend or distribution record date, divided by (ii) the Fair Market Value on the date the dividend or distribution is paid. The additional PRSUs credited under this paragraph will be subject to the same terms and conditions, including the same dividend equivalent feature described in the paragraph and the same vesting and payment terms, as the original PRSUs.
6.Miscellaneous.
(a)Deferrals. To the extent provided under the Deferred Compensation Plan and timely elected in accordance with Section 409A of the Code, Participant may elect to defer receipt of Shares hereunder (and dividends payable on those Shares following the date they would otherwise have been issued). In the event of such a deferral, the time for Share issuance and dividend payment will be governed by the Deferred Compensation Plan and not this Agreement.
(b)Agreement Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. This Award is subject to the Plan and the terms and provisions of the Plan are hereby incorporated herein by reference. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of Participant shall not to that extent be effective without the consent of Participant.
(c)Participant is Unsecured General Creditor. Participant and Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of Participant or Participant’s heirs or successors, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this

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Agreement and in respect of the Award shall be merely that of an unfunded and unsecured promise of the Company to pay Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.
(d)No Transferability; No Assignment. Neither Participant nor any other Person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, of the Shares. No part of the PRSUs or the Shares delivered in respect of any vested PRSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant or any other person, be transferable by operation of law in the event of Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
(e)No Right to Continued Employment. Neither the Plan nor this Agreement nor Participant’s receipt of this Award (or Shares issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the employment of Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or service of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.
(f)No Shareholder Rights. Subject to Section 5 above, Participant shall have no rights as a shareholder of the Company, no rights to dividends or distributions and no voting rights with respect to the PRSUs or any Shares underlying or issuable in respect of such PRSUs until such Shares are actually issued to and held of record by Participant.
(g)Tax Withholding.
(i)Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items with respect to this Award (“Tax Related Items”), Participant acknowledges that he or she retains ultimate liability for all Tax Related Items and that the Company: (A) makes no representations or undertakings regarding any Tax Related Item; and (B) does not commit to structure the terms of this Award or any aspect of the PRSUs to minimize Participant’s liability for Tax Related Items.
(ii)Prior to the relevant taxable event, Participant shall pay or make arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding obligations arising in connection with this Award. In this regard, Participant authorizes the Company, in its sole discretion, to satisfy any withholding obligations arising in connection with this Award by withholding Shares otherwise issuable hereunder. Participant shall pay to the Company any amount required to be withheld in connection with this Award that is not satisfied by the previously described method.
(h)Compensation Recovery Policy. In consideration for the grant of this Award, Participant agrees to be subject to (i) any compensation clawback, recoupment or similar policies of the Company that may be in effect from time to time, whether adopted before or after the date of this Award (including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), and (ii) such other compensation clawbacks as may be required by applicable law ((i) and (ii) together, the “Clawback Provisions”). Participant acknowledges that the Clawback

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Provisions are not limited in their application to the Award, or to amounts received in connection with the Award.
(i)Other Company Policies. Participant agrees, in consideration for the grant of this Award, to be subject to any policies of the Company and its Affiliates regarding share ownership, securities trading and hedging or pledging of securities that may be in effect from time to time.
(j)Section 409A Compliance. The Award is intended to comply with or be exempt from the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”). The Agreement should be administered and interpreted in a manner consistent with that intent. Nonetheless, the Company makes no guaranty regarding the tax treatment of this Award. To the extent any payment under this Award is conditioned on the effectiveness of a release of claims and the period Participant is afforded to consider the release spans two calendar years, payment will be made in the second calendar year. Notwithstanding any contrary provision of the Plan or this Agreement, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii), Treas. Reg. § 1.409A-2(b)(7)(ii) or any successor provision, the Company may delay the delivery of Shares hereunder if it reasonably determines that such delivery would violate federal securities law or any other applicable law.
(k)Affiliate Service. Solely for purposes of the vesting provisions of this Award, service with the Company will be deemed to include service with an Affiliate, but only during the period of such affiliation. Solely for purposes of determining whether Participant is Retirement Eligible, full-time service with an entity acquired by the Company or an Affiliate will be deemed to constitute full-time service with the Company, provided Participant was in active service with the acquired entity at the time of the transaction and has continued in service with the Company without interruption since that time.
(l)Fractional Shares. Fractional Shares otherwise issuable hereunder will be rounded down to the nearest whole Share.
(m)Entire Agreement. This Agreement, together with the Plan and Award Certificate, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.
(n)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof.
(o)Electronic Delivery of Documents. Participant authorizes the Company and its Affiliates to deliver electronically any prospectuses or other documentation related to this Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant

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electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.
(p)Section References. Unless other indicated, section references herein refer to the sections of this Agreement.
(q)* * * * *

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BRANDYWINE REALTY TRUST
PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD CERTIFICATE
1.Brandywine Realty Trust and Participant hereby agree to the terms of this Award Certificate and the Agreement to which it is attached.
2.The Effective Date, Participant and Target Award Amount applicable to this Award are set forth below:

Participant:	___________________
Effective Date:	February 28, 2025
Target Award Amount:	______ PRSUs
3.
4.The Performance Components and Performance Scale for the 2025 calendar year are set forth below. The Performance Components, Relative Weightings and Performance Scale applicable to each of the 2026 and 2027 calendar years will be determined by the Committee, in its sole discretion, and communicated to Participant in writing within three months following the start of the applicable calendar year.
Performance Component #1: Leasing Activity
Calendar Year: 2025
Relative Weighting: 75%
Performance Scale:

2025 Calendar Year Leasing Activity		Percentage of Component Earned
Below Threshold	Below 1,200,000 Square Feet	0%
Threshold	1,200,000 Square Feet	50%
Target	1,300,000 Square Feet	100%
Maximum	Greater than 1,400,000 Square Feet	200%

•“Leasing Activity” means, with respect to a calendar year during the Performance Period, the square footage leased as a result of new leases, expansion leases and renewed leases executed by the Company and its Subsidiaries, contributing to the Company’s Speculative Revenue target, as reported in (or otherwise calculated in a manner consistent with) the Company’s Supplemental Information Package for the calendar year.

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Performance Component #2: SSNOI Growth
Calendar Year: 2025
Relative Weighting: 25%
Performance Scale:

2025 Calendar Year SSNOI Growth		Percentage of Component Earned
Below Threshold	Less than -2.0%	0%
Threshold	-2.0%	50%
Target	0.0%	100%
Maximum	2.0%	200%

•“SSNOI Growth” means GAAP Same Store NOI Growth, as reported in (or otherwise calculated in a manner consistent with) the Company’s Supplemental Information Package for the calendar year.
5.Determination of Earned PRSUs. Subject to Sections 5 and 6 of this Award Certificate:
(a)For each calendar year during the Performance Period, the total number of PRSUs earned with respect to each Performance Component shall be equal to the product of (i) one-third of the Target Award Amount, multiplied by (ii) the Relative Weighting for such Performance Component, multiplied by (iii) the Achievement Percentage for such Performance Component.
(b)The total number of PRSUs earned for the Performance Period will be the sum of the number of PRSUs earned with respect to each Performance Component for each calendar year during the Performance Period, subject to the adjustment in accordance with Section 4(c) of this Award Certificate.
(c)At the end of the Performance Period, the total number of PRSUs earned hereunder (the “Earned PRSUs”) will be adjusted upward or downward by the percentage specified in the table below, based on the Company’s rTSR percentile ranking for the TSR Performance Period (“rTSR Modifier”):

Company rTSR Percentile Ranking	rTSR Modifier
25th percentile or lower	-20%
50th percentile	No change
75% percentile or higher	20%
For outcomes between the specified performance levels, the adjustment to the number of Earned PRSUs will be determined by straight line interpolation.
6.Determination of Earned PRSUs Upon a Change in Control. Notwithstanding Section 4 and subject to Section 6 of this Award Certificate, if a Change in Control occurs before the end of the Performance Period, the number of Earned PRSUs will be

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determined exclusively in accordance with the table below, based on the Company’s rTSR percentile ranking for the CIC Performance Period.

Company rTSR Percentile Ranking		Percentage of Target Award Amount Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75% percentile or above	200%
For outcomes between the performance levels, the percentage of the Target Award Amount earned will be determined by straight line interpolation.
7.Retirement, Disability or Death.
(a)Retirement or Disability. In the event of Participant’s Retirement or a Company-initiated termination of Participant’s employment or service with the Company due to Participant’s Disability prior to the end of the Performance Period (or the CIC Performance Period, if applicable), this Award will remain outstanding and, at the conclusion of the Performance Period (or the CIC Performance Period, if applicable), Participant will vest in a number of Earned PRSUs equal to (x) the number of Earned PRSUs determined in accordance with Section 4 or 5 of this Award Certificate, as applicable (as though Participant had remained employed through the end of the Performance Period (or CIC Performance Period, if applicable)), multiplied by (y) a fraction, the numerator of which will be the number of days Participant was continuously employed on and after January 1, 2025, and the denominator of which will be 1095. As a condition of vesting in any Earned PRSUs under this paragraph, Participant must execute a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company, and such release must become irrevocable within 45 days after Participant’s cessation of employment or service. If Participant fails to timely satisfy this release requirement, this Award and all related rights will be forfeited as of the date of such cessation.
(b)Death. If Participant’s employment or service with the Company ceases due to Participant’s death prior to the last day of the Performance Period (or CIC Performance Period, if applicable), then Participant will immediately vest in a number of Earned PRSUs equal to (i) any Earned PRSUs already determined with respect to a calendar year of the Performance Period ended on or prior to Participant’s death, plus (ii) one-third (1/3) of the Target Award Amount for each remaining calendar year of the Performance Period.
8.Vesting and Settlement.
(a)Vesting. If Participant has remained in continuous employment or service with the Company until the end of the Performance Period (or the CIC Performance Period, if applicable), he or she will then vest in the number of Earned PRSUs determined as of the last day of the Performance Period (or CIC Performance Period, if applicable). If Participant’s employment or service with the Company ceases prior to the end of the Performance Period (or CIC Performance Period, if applicable) for any reason other than as described in Section 6(a) or (b) of this Award Certificate, this Award and all related rights will be forfeited as of the date of such cessation.

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(b)Settlement. Subject to Section 9 of this Award Certificate, one Share will be delivered in respect of each vested Earned PRSU within 60 days following the vesting of such Earned PRSU.
9.Measurement of Performance. Actual performance with respect to each Performance Component will be determined by the Committee in its sole discretion, in a manner consistent with the Company’s published disclosures (whether or not filed with the Securities and Exchange Commission). Similarly, the determination of TSR, rTSR and all other measures necessary for the administration of this Award will be made by the Committee in good faith and in its sole discretion. Notwithstanding any other provision of the Agreement or this Award Certificate, the levels of achievement with respect to any Performance Component shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions and other non-routine and opportunistic expenses, transactions or extraordinary or one-time events that impact the Company’s operations or the measurement of any Performance Component.
10.Share Availability. Notwithstanding any other provision of the Agreement or this Award Certificate, Shares will be delivered in respect of vested Earned PRSUs only to the extent that Shares then remain available for issuance under the Plan. If the total number of Shares to be delivered as of the end of the Performance Period (or CIC Performance Period, if applicable) in respect of all vested Earned PRSU awards exceeds the number of Shares then available for issuance under the Plan, the available Shares will be allocated ratably among Participant and the other holders of vested Earned PRSU awards, based on the proportion that each holder’s number of vested Earned PRSUs bears to the aggregate number of all holders’ vested Earned PRSUs. Such ratable allocation of Shares will constitute a full satisfaction of Participant’s rights in respect of his or her vested Earned PRSUs.
11.Signature in Counterparts. This Award Certificate may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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12.
IN WITNESS WHEREOF, the parties have duly executed this Award Certificate on the respective date(s) below indicated.

BRANDYWINE REALTY TRUST By: ________________________________ Name: Title: Date:	PARTICIPANT ___________________________________ Name: [Name] Date:

[Signature Page to Performance-Based Restricted Stock Unit Award Certificate]
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